                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  -------------------------------
FORM 3                                          WASHINGTON, D.C.  20549                              |       OMB APPROVAL          |
                                                                                                     |-----------------------------|
                                                                                                     | OMB Number:    3235-0104    |
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              | Expires:   April 30, 1997   |
                                                                                                     | Estimated average burden    |
                                                                                                     | hours per response......0.5 |
                                                                                                     |-----------------------------|

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
   Starwood Hotels & Resorts              |     quiring Statement  |
    Worldwide, Inc.                       |     (Month/Day/Year)   |      ITT Educational Services, Inc. (ESI)
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |          2/23/98       |     to Issuer  (Check all applicable)    |    Date of Original
2231 E. Camelback Road, Suite 400         -------------------------   _____Director        __x__10% Owner     |    (Month/Day/Year)
                                          | 3.  IRS or Social Se-  |  _____Officer (give   _____Other (specify|
------------------------------------------      curity Number of   |                title below)       below) |
             (Street)                     |     Reporting Person   |                                          ----------------------
                                          |     (Voluntary)        |                                          | 7.  Individual or
                                          |                        |                                          |     Joint/Group
                                          |                        |                                          |     Filing (Check
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                                          |     More than One
Phoenix           AZ           85016      |                        |     __________________________________   |     Reporting Person
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  (City)        (State)        (Zip)      |
                                          |
                                          |                             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
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                                               |                             |                    |
Common Stock                                   |     22,500,000              |    I               |  By ITT Corporation, a
                                               |                             |                    |  Subsidiary
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.                                                                                                                 Page 2

FORM 3 (CONTINUED)    TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED  (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                 CONVERTIBLE SECURITIES)

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1. Title of           | 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Derivative         |     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
   Security (Instr. 4)|     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount or  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal            /s/ Alan M. Schnaid                         3/5/98
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                 --------------------------------      -------------
                                                                                 By: Starwood Hotels &                     Date
                                                                                      Resorts Worldwide, Inc.
Note:  File three copies of this Form, one of which must be manually signed.     By: Alan M. Schnaid
       If space is insufficient, See Instruction 6 for procedure.                Its: Vice President and Corporate Controller
                                                                                 **Signature of Reporting Person

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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